Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone (403) 691-8000
2700 205 - 5th Avenue SW	Telefax (403) 691-8008
Calgary AB T2P 4B9	Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Penn West Petroleum Ltd.

We consent to the use of:

•

our report with respect to the consolidated balance sheets of Penn West Energy Trust as at December 31, 2009 and 2008, and the consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended;

•	our report on the supplemental note to the consolidated financial statements entitled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”;

•	our comments to U.S. readers on Canada-U.S. reporting differences;

•	our report on the effectiveness of internal control over financial reporting as of December 31, 2009; and

•	our report with respect to the balance sheet of 1566577 Alberta Ltd. as at October 25, 2010;

incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Calgary, Canada

January 12, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.